Exhibit 10.23

November 12, 2022

Michael J. Vasconcelles

Dear Mike:

I am delighted to offer you the full-time position of Executive Vice President, Research, Development, and Medical Affairs at ImmunoGen, Inc. (“ImmunoGen” or the “Company”). This offer is made based on the following terms:

1.	Reporting. Your role as the Executive Vice President, Research, Development, and Medical Affairs. This is a Corporate Officer position and is considered an Executive Officer position for purposes of the Severance Pay Plan. In your role, you will report directly to me.
2.	Start Date. Your anticipated first day of employment will be no later than January 3, 2023 (the “Start Date”), subject to change by mutual agreement between you and ImmunoGen.
3.	Job Duties. Your duties as an employee of the Company shall be commensurate with your role as an Executive Vice President, Research, Development, and Medical Affairs and shall be as determined by me in consultation with you. You agree to devote your best efforts during all business time to the performance of such responsibilities and agree that you will not perform any professional work outside your work for the Company without pre-approval from the Company, provided, however, that the foregoing shall not limit you from serving on the board of directors, advisory board, or similar body of another entity as permitted under ImmunoGen’s Code of Corporate Conduct, and receiving compensation for such service.
4.	Work Location. You will be expected to primarily work out of ImmunoGen’s offices in Waltham, Massachusetts in accordance with our current hybrid-work schedule, which requires in-office attendance three days per week and allows for remote work up to two days per week.
5.	Annual Salary. Upon commencement of your employment, you initially will be paid an annual base salary of $600,000, paid bi-weekly, less applicable federal, state, and/or local payroll and withholding taxes.
6.	Sign-On Bonus. In addition to your annual base salary, subject to the terms of this letter, ImmunoGen will pay you a sign-on-bonus in the amount of $300,000 (the “Sign-On Bonus”), which will be paid to you on your first day of employment. If, within 12 months of your Start Date, you terminate your employment with the Company (other than by reason of death, disability, or for Good Reason as that term is defined in the “Change in Control Severance Agreement” (the “CIC Agreement”), or the Company terminates your employment for Cause (as that term is defined in the CIC Agreement), you agree to reimburse ImmunoGen a pro rata portion of your Sign-On Bonus (based on a period of 365 days). You agree to make any payment owed to ImmunoGen within 30 days of your termination date.
7.	Discretionary Annual Bonus. You will be eligible for a discretionary annual bonus with a target of 45% of your annual base salary. If your employment begins in calendar year 2022, or your Start Date is postponed beyond January 3, 2023, your annual bonus will be pro-rated based on your Start Date. Bonuses are determined at the discretion of the Board of Directors and are based on a combination of Company and individual performance.
8.	Initial Equity Grant. In consideration of your employment by the Company, ImmunoGen will grant you a stock option award covering 800,000 shares of our common stock (the “Stock Option Award”) in accordance with the terms of the Company’s Inducement Equity Incentive Plan. The Stock Option Award will vest over four years, with one-quarter of the shares covered by the award vesting on the first anniversary of the grant date, and thereafter an additional 6.25% of the shares covered by the award vesting on each succeeding quarterly anniversary of the grant date. The grant date for your Stock Option Award will be your Start Date. The per share strike price for the Stock Option Award will be the closing sale price

Executive Severance Agreement rev2017 (18)

Harrington-Smith, K.

of ImmunoGen shares as reported on the Nasdaq Global Select Market on the grant date. ImmunoGen agrees that it will assess and discuss with you any material change in the Company valuation between the date of this Offer Letter and your Start Date which substantially alters the value of this initial equity grant and will consider adjusting the Stock Option Award to account for intervening factors affecting the value of the initial equity grant.
9.	Annual Equity Award. Beginning in 2024, you will be eligible to receive an equity award grant under the 2018 Employee, Director and Consultant Equity Incentive Plan (or any successor plan) that is similar to those granted to other senior executives of the Company of comparable status, subject to variation based on individual performance. Any such grant is subject to the approval of the Compensation Committee of ImmunoGen’s Board of Directors and will be made in conjunction with the Company’s annual equity awards to employees, which generally occur in February or March of each year, subject to your continued employment.
10.	Benefits. You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as are generally applicable to Senior Executives of the Company. These benefits currently include paid time off, life, health, dental, and disability insurance, and a 401(k) retirement benefit. For a more detailed description of the benefits and the eligibility requirements, please consult the summary plan descriptions for the applicable programs, which will be made available to you upon request. Please note that these benefits may be modified in any way, at any time, by ImmunoGen at its sole discretion, with or without prior notice.
11.	Business Expense Reimbursement. ImmunoGen will reimburse you for reasonable travel, entertainment, and other business expenses incurred by you in the performance of your duties, in accordance with the Company’s expense reimbursement process.
12.	Vacation. You are eligible to accrue up to 25 days of vacation time per calendar year. On your Start Date, you will immediately begin to accrue vacation time (accrued on a monthly basis) and will earn a pro-rata share of your 25-day annual allotment from your Start Date through the end of calendar year 2022. Under ImmunoGen’s current vacation policy, you may carry over 10 days of vacation time from one calendar year to the following calendar year.
13.	Severance. As an executive officer, you will be eligible for a severance arrangement that, under certain circumstances, will provide you with benefits in the event of your employment termination during specified periods preceding and following a change of control of the Company. The terms of the severance arrangement are set forth in the CIC Agreement attached to this letter as Addendum A. You will also be eligible to participate in the Company’s Severance Pay Plan for Vice Presidents and Higher (“Severance Pay Plan” attached as Addendum B) which, under certain circumstances, will provide you with benefits in connection with a termination of your employment other than for Cause, and outside the context of a change in control of the Company. Your position as Executive Vice President, Research, Development, and Medical Affairs is considered an “Executive Officer” position for purposes of the Severance Pay Plan. The terms of the CIC Agreement and Severance Pay Plan will govern the provision of these benefits, modified as follows:
a.	With respect to Section IV(D) of the Severance Pay Plan, the word “material” is added to the third line, so that the section now reads: “Any Severance Benefits to which you may be entitled shall immediately cease upon the determination by the Company that you violated the material terms of the separation agreement or the Proprietary Information, Inventions and Competition Agreement between you and the Company.”
b.	With respect to Section III(B)(2) of the Severance Pay Plan, any bonus amounts shall be paid no later than March 15 of the calendar year following the calendar year in which the Termination Date (as defined in the Severance Pay Plan) occurs.

c.	With respect to Section III(A) of the Severance Pay Plan, any amount of Severance Pay that constitutes “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended will be paid in a lump sum on the sixtieth (60th) day following the Termination Date (as defined in the Severance Pay Plan), subject to Sections 11(C) and IV of the Severance Pay Plan.
d.	With respect to Section II(C) of the Severance Pay Plan, the form of separation agreement as referenced therein and to be delivered to you in accordance with the terms of Section II(C) is attached to this offer letter as Addendum C.
e.	With respect to Section 1(a) of the CIC Agreement, if the Company determines that your conduct meets the definition of Cause as provided for in subsections (ii), (vii), or (viii) of Section 1(a) and such conduct is susceptible of cure, you will be afforded a reasonable period (not to exceed twenty (20) business days) after receiving initial written notice from the Company regarding the conduct to substantially cure such conduct prior to the Company taking any action to terminate your employment for Cause.
f.	With respect to Section 3(c)(ii) of the CIC Agreement, all outstanding options, restricted stock, and other similar rights held by you, shall become one hundred percent (100%) vested on the Termination Date (as defined in the CIC Agreement).
g.	With respect to Section 3(c)(iv) of the CIC Agreement, any outplacement services must be used, and expenses paid, no later than December 31 of the second calendar year following the calendar year in which the Termination Date (as defined in the CIC Agreement) occurs.
h.	With respect to Section 3(f) of the CIC Agreement, the Release (as defined in the CIC Agreement) must be executed and irrevocable no later than sixty (60) days following the Termination Date (as defined in the CIC Agreement), and the 90- day period referenced in Section 3(f) is amended to be the “60-day period”.
i.	With respect to Section 9 of the CIC Agreement, to the extent that there is a dispute concerning Good Reason pursuant to Section 3(b) of the CIC Agreement, the Company agrees to continue to pay your salary until the arbitration process as provided for in Section 9 of the CIC Agreement is concluded and a decision issued. To the extent that you prevail at arbitration, the Company will pay your reasonable attorney’s fees and costs incurred by you related to such arbitration.
14.	Work Authorization and Verification. ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States. To that end, a list of acceptable forms of identification is attached. Please bring with you one item on List A, or a combination of one item on List B and List C. This offer is contingent upon your being able to establish that you are legally authorized to work in the United States.
15.	At-Will Employment. Your employment with ImmunoGen will be at-will, terminable by either you or the Company at any time, for any legal reason, with or without notice. Nothing in this section modifies your rights under the CIC Agreement or Severance Pay Plan, but those agreements do not change the at-will nature of your employment with ImmunoGen.
16.	Proprietary Information and Inventions Agreement. On your first day of employment, you will be required to sign our Proprietary Information and Inventions Agreement (attached as Addendum D), the CIC Agreement, and an acknowledgement that you agree to be bound by the Company’s Insider Trading Policy. Copies of each of these documents accompany this letter. By accepting this offer and signing below, you acknowledge that your employment by the Company will not violate any agreement that you may have with a former employer or third party and that if there is any question that you are subject to such agreement, you agree to provide a copy of that agreement to ImmunoGen before or in conjunction with returning this signed letter.
17.	Attorney’s Fees. The Company agrees to reimburse you for attorney’s fees incurred for the review of this offer letter and other employment documents and agreements, subject to a cap of $15,000.

This offer will expire by close of business on November 23, 2022. Please acknowledge your understanding and agreement with the employment terms set forth in this letter by signing below.

I look forward to you joining ImmunoGen and to a productive and collaborative relationship.

Sincerely,

/s/ Mark J. Enyedy

Mark J. Enyedy

President and Chief Executive Officer

Acknowledged and agreed to:

/s/ Michael J. Vasconcelles

Michael J. Vasconcelles